EXHIBIT 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-03683, 333-19103, 333-19099, 333-82353, 333-96879, 333-96881, 333-136484, 333-134134, and 333-134133 on Form S-8 of our reports dated December 1, 2008, relating to the financial statements and the retrospective adjustments to the 2006 financial statements segment disclosures of Cabot Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of (i) as of September 30, 2007, the funded status and the disclosure requirements of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement No. 87, 88, 106 and 132(R)” (“FAS 158”); (ii) as of September 30, 2008, the measurement requirements of FAS 158, and (iii) the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” as of October 1, 2007), and the effectiveness of Cabot Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabot Corporation for the year ended September 30, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 1, 2008